Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 14, 2017, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-217748) and related Prospectus of Fidelity Southern Corporation for the registration of its common stock, preferred stock, warrants and debt securities.

Atlanta, Georgia
June 6, 2017